Exhibit 107

Calculation of Filing Fee Tables

Form S-1/A

(Form Type)

Heart Test Laboratories, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Other	Units, each consisting of one share of common stock, par value $0.001 per share, and one Warrant (3)	457(o)	—	—	$10,000,000	$92.70 per $1,000,000	$927.00
Fees to be Paid	Equity	Shares of common stock, par value $0.001 per share, included as part of Units (2)	457(g)	—	—	—	—	—(4)
Fees to be Paid	Equity	Warrants, included as part of Units	457(g)	—	—	—	—	—(4)
Fees Previously Paid	Equity	Shares of common stock, par value $0.001 per share, underlying Warrants included in the Units (2)	457(o)	—	—	$10,000,000	$92.70 per $1,000,000	$927.00
Fees to be Paid	Equity	Representative’s warrants to purchase shares of common stock, par value $0.001 per share (5)	457(g)	—	—	—	—	—(4)
Fees to be Paid	Equity	Shares of common stock, par value $0.001 per share, underlying Representative’s warrants (2)(5)	457(o)	—	—	$774,812.50	$92.70 per $1,000,000	$71.83
	Total Offering Amounts:					$20,774,812.50		$1,925.83
	Total Fees Previously Paid:							$1,854.00
	Total Fee Offsets:							—
	Net Fee Due:							$71.83

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)

Pursuant to Rule 416 under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Includes 262,500 Units that the underwriters have the option to purchase to cover over-allotments, if any.
(4)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.
(5)

We have agreed to issue to the representative of the underwriters, or its designees, warrants (the “Representative’s warrants”) to purchase up to 7.0% of the aggregate number of shares of Common Stock underlying the Units sold in this offering, including shares of Common Stock sold to cover over-allotments, if any. The Representatives’ warrants are exercisable at a price per share equal to 100% of the public offering price per Unit commencing on a date which is six months from the effective date of this offering and expiring on a date which is no more than five years from the effective date of this offering.